                                                                Exhibit A
                              CSW International, Inc.
                           Investments in Project Parents
                               December 31, 1995
                                  (thousands)

                        Project                  Wholly Owned
   Facility              Parent                  Subsidiary Of                      Description          Investment

SEEBOARD plc   CSW International, Inc.        Central and South West Corp.   Recourse Equity Bridge Loan  $ 744,607
SEEBOARD plc   CSW International Two, Inc.    CSW International, Inc.        Recourse Equity Bridge Loan    744,607
SEEBOARD plc   CSW International Three, Inc.  CSW International, Inc.        Not Applicable                       0
SEEBOARD plc   CSW Investments                CSW International Two, Inc.    Recourse Equity Bridge Loan    744,607
                                              CSW International Three, Inc.
SEEBOARD plc   CSW (UK) plc                   CSW Investments                Recourse Equity Bridge Loan    744,607
Norweb plc     CSW International (UK), Inc(1) CSW International, Inc.        Not Applicable                       0
Norweb plc     Texas Energy Partners plc(1)   CSW International (UK), Inc.   Not Applicable                       0
                                              Houston Industries (UK), Inc.

(1) Entities were formed in September 1995 to make a cash tender offer for all the outstanding share capital of Norweb plc., a United Kingdom regional electric company. The offer was subsequently withdrawn, and CSW International is in the process of dissolving these entities.